Exhibit 99.1
One Gateway Center, Suite 702, Newton, MA 02458 USA
NEWS
FOR IMMEDIATE RELEASE
Clinical Data, Inc. Announces Vilazodone Data Featured at the 2010
American Psychiatric Association and Society of Biological Psychiatry
Annual Meetings
— Data Supports Novel Mechanism of Action of Vilazodone for the Treatment of
Major Depressive Disorder —
— Company Establishes Vilazodone Advisory Council —
NEW ORLEANS, LA — May 25, 2010 — Clinical Data, Inc. (NASDAQ: CLDA), today announced that data from clinical trials of vilazodone, a novel investigational compound for the treatment of major depressive disorder (MDD), as well as preclinical data characterizing its mechanism of action, will be presented at the annual meetings of the American Psychiatric Association (APA) and the Society of Biological Psychiatry (SOBP). The presentations include positive results from the second placebo-controlled Phase III clinical trial of vilazodone, a long-term safety study, and findings from nonclinical studies supporting the potential benefits of vilazodone’s unique mechanism of action. The Company’s New Drug Application (NDA) for vilazodone for the treatment of MDD was accepted by the U.S. Food and Drug Administration (FDA) for filing and is currently under review.
“We are pleased to be able to present these data at major scientific meetings, which together support the uniqueness and promise of vilazodone for the treatment of depression,” said Carol R. Reed, M.D., Executive Vice President and Chief Medical Officer of Clinical Data. “Vilazodone, if approved, will be a welcome addition to the treatment armamentarium for patients who suffer from depression, due to its overall efficacy and safety profile, combined with a novel mechanism of action as both an inhibitor of serotonin reuptake and a serotonin 1A receptor partial agonist.”
APA Presentations Summary:
Efficacy and Tolerability of Vilazodone, a Dual-Acting Serotonergic Antidepressant, in the Treatment of Patients with Major Depressive Disorder (MDD)
Presenter: Arif Khan, M.D., Northwest Clinical Research Center
Poster #NR4-2, Session 4: Mood Disorders
Vilazodone produced statistically significant and clinically meaningful improvements of symptoms of depression, compared to placebo, in patients with MDD based on multiple measures (MADRS, HAM-D, HAM-A, and CGI) during 8 weeks of treatment. In this study, at a dose of 40 mg/day, vilazodone demonstrated a good safety profile and was well tolerated. This study replicates findings from a previously reported 8-week, Phase III, placebo-controlled study of vilazodone in adults with MDD.1
A 1-Year Open-label Study Assessing the Safety and Tolerability of Vilazodone in Patients with Major Depressive Disorder
Presenter: Carol R. Reed, M.D., Clinical Data, Inc.
Poster #NR4-22, Session 4: Mood Disorders
Vilazodone 40 mg QD demonstrated a good safety profile and was well tolerated in this 52-week study of open-label treatment of adults with MDD. The most common treatment emergent adverse events were typically mild or moderate in intensity, tended to be transient, and occur early in treatment, a pattern similar to that observed in the 8-week, placebo-controlled, studies. Measures of symptoms of depression measures showed improvement over the 52-week treatment period, with most improvement occurring during the first 8 weeks.
Vilazodone Pharmacokinetics in Subjects with Mild to Moderate Renal Impairment
Presenter: Harry Alcorn, Jr., PharmD, DaVita Clinical Research
Poster # NR4-33, Session 4: Mood Disorders
Vilazodone pharmacokinetics were similar in subjects with mild or moderate renal impairment compared to healthy subjects with normal renal function. These findings suggest that no dose adjustment would be required for vilazodone in patients with mild or moderate renal impairment.
Vilazodone Pharmacokinetics in Subjects with Mild to Moderate Hepatic Impairment
Presenter: James Longstreth Ph.D., Longstreth & Associates, Inc.
Poster #NR4-37, Session 4: Mood Disorders
Vilazodone pharmacokinetics were not substantially different in subjects with mild or moderate hepatic impairment when compared with healthy subjects with normal hepatic function. These findings suggest that no dose adjustment would be required for vilazodone in patients with mild or moderate hepatic impairment.
SOBP Presentation Summary:
In Vitro Characterization of Vilazodone as a Dual-Acting Serotonin Reuptake Inhibitor and 5-HT1A Receptor Partial Agonist
Presenter: John H. Kehne, Ph.D., Translational Neuropharmacology Consulting, LLC
Poster #821, Session 125
Vilazodone inhibited serotonin reuptake in vitro with a potency 30-fold greater than that of the SSRI fluoxetine and demonstrated high selectivity for the inhibition of serotonin reuptake, compared to norepinephrine or dopamine reuptake. Vilazodone also acted as a 5-HT1A receptor partial agonist, as demonstrated by its stimulation of cloned human 5-HT1A receptors.

In Vivo and Ex Vivo Characterization of Vilazodone as a Serotonin Reuptake Inhibitor and 5-HT1A Receptor Partial Agonist
Presenter: John H. Kehne, Ph.D., Translational Neuropharmacology Consulting, LLC
Poster #823, Session 125
The dual mechanism of action of vilazodone as a potent serotonin reuptake inhibitor and serotonin 1A receptor partial agonist was demonstrated. Vilazodone potently inhibited serotonin reuptake and demonstrated greater potency than fluoxetine in ex vivo functional bioassays. Vilazodone also exhibited activity consistent with 5-HT1A receptor agonism in a functional in vivo assay.
Electrophysiological Assessment of Accelerated 5-HT1A Autoreceptor Desensitization in Rats Produced by Vilazodone, a Novel Serotonin Reuptake Inhibitor and 5-HT1A Receptor Partial Agonist
Presenter: Charles R. Ashby, Jr., Ph.D., St. John’s University
Poster #822, Session 125
Vilazodone, but not the SSRIs fluoxetine or paroxetine, produced rapid 5-HT1A autoreceptor desensitization in an in vivo rat model. Findings suggest that vilazodone has the potential to provide improved antidepressant effects compared with an SSRI alone.
Vilazodone Communications Advisory Council
In addition to these upcoming presentations, Clinical Data has established a Vilazodone Communications Advisory Council composed of experts in the management of patients with depression. The Council will help guide scientific communications strategies to educate the healthcare community about vilazodone, if approved for the treatment of MDD. Council members include:
•	Anita Clayton, M.D., the David C. Wilson Professor of Psychiatry, University of Virginia School of Medicine

•	Andrew Cutler, M.D., CEO and Medical Director, Florida Clinical Research Center

•	Alan Gelenberg, M.D., Professor of Psychiatry and Interim Chair, Penn State Milton S. Hershey Medical Center

•	Arif Khan, M.D., Medical Director and Principal Investigator, Northwest Clinical Research Center

•	Susan Kornstein, M.D., Professor of Psychiatry and Ob/Gyn, Virginia Commonwealth University

•	E. David Leonardo, M.D., Ph.D., Assistant Professor of Clinical Psychiatry, Columbia University

•	Andrew Nierenberg, M.D., Professor of Psychiatry, Massachusetts General Hospital Harvard Medical School

•	Angelo Sambunaris, M.D., Medical Director, Atlanta Institute of Medicine and Research

•	Ward Smith, M.D., Director of Research, Summit Research Network, Oregon

•	Stephen Stahl, M.D., Ph.D., Adjunct Professor of Psychiatry, University of California at San Diego

•	Michael Thase, M.D., Professor of Psychiatry, University of Pennsylvania School of Medicine

•	Madhukar Trivedi, M.D., Professor of Psychiatry, University of Texas — Southwestern Medical Center
Dr. Reed added, “We appreciate the contributions of our Council members, as we develop a comprehensive, evidence-based scientific platform for vilazodone.”
About Depression
Depression is a highly prevalent mood disorder with significant morbidity and mortality. The National Institute of Mental Health estimates that major depressive disorder affects approximately 18.1 million adults in the U.S. Further, approximately 60% of MDD patients have a comorbid psychiatric condition, such as anxiety-related disorders and posttraumatic stress disorder.2 Despite advances in the understanding of pharmacotherapy and the ongoing development of new agents, overall effectiveness is unsatisfactory and approximately two-thirds of patients do not achieve remission with first-line depression therapies.3 More than 212 million prescriptions were written for antidepressants in 2009, and commonly prescribed therapies accounted for approximately $12 billion.4
About Vilazodone
Vilazodone is a novel, dual-acting selective and potent serotonin reuptake inhibitor and 5-HT1A receptor partial agonist in development for the treatment of major depressive disorder. Selective serotonin reuptake inhibitors, which enhance the availability of synaptic serotonin, are approved as safe and effective treatments for depression and 5-HT1A receptor partial agonists have also been shown to be effective for mood disorders including depression and anxiety. Nearly 2,900 patients have been exposed to vilazodone in the clinical development program. The efficacy of vilazodone in the treatment of MDD was shown to be superior to placebo in two randomized, Phase III clinical trials. Results of an uncontrolled long-term safety study were consistent with the findings of the placebo-controlled studies. The most common adverse events associated with vilazodone in clinical trials were diarrhea, nausea, and insomnia. Vilazodone is currently not approved for marketing by the FDA.
About Clinical Data, Inc.
Clinical Data develops first-in-class and best-in-category therapeutics. The Company is advancing its late-stage drug candidates for central nervous system disorders and cardiovascular diseases, to be followed by promising drug candidates in other major therapeutic areas. Clinical Data combines its drug development and biomarker expertise in an effort to develop products with enhanced efficacy and tolerability to improve patient health and reduce costs. To learn more, please visit the Company’s website at www.clda.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains certain forward-looking information and statements that are intended to be covered by the safe harbor for forward looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about our ability to obtain regulatory approval for, and successfully introduce any of our therapeutic products;

our ability to expand our long-term business opportunities; financial projections and estimates and their underlying assumptions; and all other statements regarding future performance. All such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to, risks related to whether vilazodone or any of our therapeutic products will advance further in the clinical trials process and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration and equivalent foreign regulatory agencies and for which indications; whether vilazodone or any of our other therapeutic products will be successfully marketed if approved; and those risks identified and discussed by Clinical Data in its filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements that speak only as of the date hereof. Clinical Data does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Clinical Data’s SEC periodic and interim reports, including but not limited to its Annual Report on Form 10-K for the fiscal year ended March 31, 2009, Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2009, and Current Reports on Form 8-K filed from time to time by the Company.
CONTACT INFORMATION:
Theresa McNeely
Vice President
Corporate Communications
Clinical Data, Inc.
617-527-9933 x3373
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[1]	Rickels K et al. J Clin Psychiatry. 2009;70:326-333

[2]	Rush A. John et al. Comorbid psychiatric disorders in depressed outpatients: Demographic and clinical features. J Affect Disord 2005 Jul 87 (1):43-55

[3]	STAR*D Study, January, 2006 American Journal of Psychiatry

[4]	IMS Health’s National Prescription Audit and National Sales Perspective